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Exhibit 2: Consolidated Income Statement
(Fourth Quarter)

	Ch$ millions
	4Q03	4Q04	% Change

Revenues	55,041	74,512	35.4%
COGS	(49,341)	(64,694)	31.1%
Gross Income	5,700	9,818	72.2%
Gross Margin	10.4%	13.2%	-
SG&A	(5,521)	(5,126)	-7.2%
% sales	10.0%	6.9%	-
Operating Income	180	4,692	2511.1%
Operating Margin	0.3%	6.3%	-
Financial Income	190	25	-87.0%
Equity in Earning (Losses) of Related Companies	(80)	(127)	58.5%
Other non-Operating Income	147	1,257	752.6%
Financial Expenses	(1,528)	(3,306)	116.4%
Positive Goodwill Amortization	(270)	(316)	17.1%
Other non-Operating Expenses	(8,805)	(1,382)	-84.3%
Price-level Restatement	(10)	136	N/A
Non-Operating Results	(10,355)	(3,713)	-64.1%
Income (Loss) Before Income Taxes	(10,175)	979	N/A
Income Tax	(656)	(1)	-99.9%
Extraordinary Items	-	-	N/A
Minority Interest	(714)	(200)	-71.9%
Negative Goodwill Amortization	53	-	N/A
Net Income (Loss)	(11,492)	778	N/A

1 Exchange rate on December-04 2004 US$1.00 = 557,4
Exchange rate on December-04 2003 US$1.00 = 593,8

Por gmc